Exhibit 99.1

VCA Inc. Reports Second Quarter 2015 Results and Increases Financial Guidance for 2015

  Revenue increased 12.1% to a second quarter record of $548.8 million
  Gross profit increased 17.0% to $140.8 million
  Operating income increased 21.6% to $97.2 million
  Diluted earnings per common share increased 27.5% to $0.65
  Non-GAAP diluted earnings per common share increased 27.3% to $0.70

LOS ANGELES--(BUSINESS WIRE)--July 29, 2015--VCA Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States and Canada, today reported financial results for the second quarter ended June 30, 2015, as follows: revenue increased 12.1% to a second quarter record of $548.8 million; gross profit increased 17.0% to $140.8 million; operating income increased 21.6% to $97.2 million; net income increased 19.1% to $54.3 million and diluted earnings per common share increased 27.5% to $0.65. Non-GAAP diluted earnings per common share, which excludes acquisition-related amortization, increased 27.3% to $0.70.

We also reported our financial results for the six months ended June 30, 2015, as follows: revenue increased 11.6% to $1.0 billion, gross profit increased 14.8% to $254.7 million, operating income increased 17.8% to $166.3 million, net income increased 16.3% to $92.6 million, and diluted earnings per common share increased 24.7% to $1.11. Our financial results for the six months ended June 30, 2015, on a Non-GAAP basis, are as follows: gross profit increased 14.6% to $266.0 million, operating income increased 17.3% to $178.0 million, net income increased 15.8% to $99.5 million, and Non-GAAP diluted earnings per common share increased 25.0% to $1.20.

Bob Antin, Chairman and CEO, stated, "We had a great quarter. Our Animal Hospital business segment same-store revenue growth rate continues to accelerate, driven once again by an increase in both the number of orders and the average revenue per order. Our Laboratory business segment experienced 7.3% internal revenue growth resulting in a 220 basis point increase in gross profit margin. Accordingly, we remain very optimistic with respect to our results for the full year ended December 2015.

"Animal Hospital revenue in the current quarter increased 12.6%, to $435.4 million, driven by acquisitions made during the past 12 months and same-store revenue growth of 6.0%. Our same-store gross profit margin increased to 17.3%, from 16.6% and our total gross margin increased to 16.9%, from 16.4% in the prior-year quarter. During the quarter, we acquired 12 independent animal hospitals which had historical combined annual revenue of $30.5 million.

"Laboratory internal revenue in the second quarter increased 7.3%, to $103.0 million. Our Laboratory gross profit margin increased to 53.4%, from 51.2% and our operating margin increased to 44.4%, from 42.5% in the prior-year quarter.

"During the quarter we repurchased 840,000 shares of our common stock for $43.9 million. Since the Board authorized our repurchase programs in April 2013, through the second quarter 2015, we have acquired 9.1 million shares for $365.7 million, including commissions. At the end of the second quarter, we have $159.5 million left in our authorization."

2015 Guidance

We are revising our guidance as follows:

• Revenue from $2.12 billion to $2.13 billion;

• Net income from $172 million to $181 million;

• Diluted earnings per common share from $2.08 to $2.18; and

• Non-GAAP diluted earnings per common share of $2.25 to $2.35.

Non-GAAP Financial Measures

We believe investors’ understanding of our total performance is enhanced by disclosing Non-GAAP financial measures including Non-GAAP net income, Non-GAAP gross profit, Non-GAAP operating income and Non-GAAP diluted earnings per common share. We define these adjusted measures as the reported amounts, adjusted to exclude certain significant items and amortization of intangibles acquired in acquisitions.

Management believes these adjusted measures are useful to management and investors in evaluating the Company's operational performance and their use provides an additional tool for evaluating the Company's operating results and trends. As a result, these Non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of related trends.

There is a material limitation associated with the use of these Non-GAAP financial measures: our adjusted measures exclude the impact of these significant items, and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.

To compensate for the limitations in the Non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in Non-GAAP financial measures, and we reconcile the Non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled “Supplemental Operating Data.”

Conference Call

We will discuss our second quarter 2015 financial results during a conference call today, July 29th, at 9:00 a.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at investor.vca.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least ten minutes prior to the start of the call to register. Replay of the webcast will be available for ninety days by visiting the company's website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward-looking statements in this press release are statements addressing our 2015 guidance and plans, expectations, future financial position and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations; changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA Inc.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, additionally we are the largest provider of online communication, professional education and marketing solutions to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Inc.
Condensed, Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Animal hospital	$435,376	$386,776	$828,402	$738,364
Laboratory	106,222	95,955	200,194	184,489
All other	28,669	23,712	62,896	51,833
Intercompany	(21,482)	(16,971)	(43,254)	(35,707)
	548,785	489,472	1,048,238	938,979

Direct costs	407,938	369,057	793,529	717,113

Gross profit:
Animal hospital	73,385	63,336	128,869	112,136
Laboratory	56,703	49,092	104,685	92,123
All other	11,389	7,648	22,813	17,617
Intercompany	(630)	339	(1,658)	(10)
	140,847	120,415	254,709	221,866

Selling, general and administrative expense:
Animal hospital	10,453	9,864	21,674	18,992
Laboratory	9,487	8,281	18,352	16,299
All other	7,741	7,411	16,428	15,759
Corporate	16,804	14,375	32,429	30,321
	44,485	39,931	88,883	81,371

Net (gain) loss on sale or disposal of assets	(819)	578	(484)	(643)
Operating income	97,181	79,906	166,310	141,138
Interest expense, net	5,104	4,030	9,941	8,197
Other (income) expense	(37)	43	29	(10)
Income before provision for income taxes	92,114	75,833	156,340	132,951
Provision for income taxes	36,191	28,925	60,864	51,128
Net income	55,923	46,908	95,476	81,823
Net income attributable to noncontrolling interests	1,624	1,324	2,876	2,196
Net income attributable to VCA Inc.	$54,299	$45,584	$92,600	$79,627

Diluted earnings per share	$0.65	$0.51	$1.11	$0.89

Weighted-average shares outstanding for diluted earnings per share	83,084	89,191	83,227	89,312

VCA Inc.
Condensed, Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$74,326	$81,383
Trade accounts receivable, net	81,593	60,482
Inventory	53,789	56,050
Prepaid expenses and other	27,874	36,924
Deferred income taxes	30,324	30,331
Prepaid income taxes	6,472	18,277
Total current assets	274,378	283,447
Property and equipment, net	477,929	468,041
Other assets:
Goodwill	1,452,370	1,415,861
Other intangible assets, net	98,908	88,175
Notes receivable	2,471	2,807
Deferred financing costs, net	7,004	7,874
Other	84,050	65,815
Total assets	$2,397,110	$2,332,020
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$33,881	$19,356
Accounts payable	42,071	46,284
Accrued payroll and related liabilities	72,697	64,359
Other accrued liabilities	73,093	67,219
Total current liabilities	221,742	197,218
Long-term debt, less current portion	819,380	775,412
Deferred income taxes	103,424	103,502
Other liabilities	31,862	33,190
Total liabilities	1,176,408	1,109,322
Redeemable noncontrolling interests	11,183	11,077
VCA Inc. stockholders’ equity:
Common stock	81	83
Additional paid-in capital	72,590	155,802
Retained earnings	1,156,758	1,064,158
Accumulated other comprehensive loss	(30,331)	(19,397)
Total VCA Inc. stockholders’ equity	1,199,098	1,200,646
Noncontrolling interests	10,421	10,975
Total equity	1,209,519	1,211,621
Total liabilities and equity	$2,397,110	$2,332,020

VCA Inc.
Condensed, Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$95,476	$81,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,163	39,797
Amortization of debt issue costs	870	604
Provision for uncollectible accounts	3,379	2,612
Net gain on sale or disposal of assets	(484)	(643)
Share-based compensation	8,269	8,571
Excess tax benefit from stock based compensation	(4,729)	(2,092)
Other	(658)	(53)
Changes in operating assets and liabilities:
Trade accounts receivable	(24,217)	(8,945)
Inventory, prepaid expense and other assets	(8,942)	(6,610)
Accounts payable and other accrued liabilities	(4,196)	1,171
Accrued payroll and related liabilities	8,300	3,816
Income taxes	16,525	8,062
Net cash provided by operating activities	129,756	128,113
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(66,529)	(30,764)
Property and equipment additions	(34,521)	(27,979)
Proceeds from sale of assets	6,164	4,456
Other	205	55
Net cash used in investing activities	(94,681)	(54,232)
Cash flows from financing activities:
Repayment of debt	(7,924)	(26,218)
Proceeds from revolving credit facility	61,000	—
Distributions to non-controlling interest partners	(2,447)	(2,259)
Purchase of non-controlling interests	(1,493)	(326)
Proceeds from issuance of common stock under stock option plans	679	467
Excess tax benefit from stock based compensation	4,729	2,092
Repurchase of common stock	(96,674)	(49,091)
Other	(80)	(838)
Net cash used in financing activities	(42,210)	(76,173)
Effect of currency exchange rate changes on cash and cash equivalents	78	(202)
Decrease in cash and cash equivalents	(7,057)	(2,494)
Cash and cash equivalents at beginning of period	81,383	125,029
Cash and cash equivalents at end of period	$74,326	$122,535

VCA Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended June 30,		Six Months Ended June 30,
VCA Inc., to Non-GAAP net income attributable
to VCA Inc. (1)	2015	2014	2015	2014

Net income attributable to VCA Inc.	$54,299	$45,584	$92,600	$79,627
Acquisitions related amortization (1)	5,858	5,227	11,384	10,374
Tax benefit from acquisitions related amortization (1)	(2,293)	(2,046)	(4,456)	(4,060)
Non-GAAP net income attributable to VCA Inc.	$57,864	$48,765	$99,528	$85,941

Table #2	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of diluted earnings per share to
Non-GAAP diluted earnings per share (1)	2015	2014	2015	2014

Diluted earnings per share	$0.65	$0.51	$1.11	$0.89
Impact of acquisitions related amortization, net of tax (1)	0.04	0.04	0.08	0.07
Non-GAAP diluted earnings per share (2)	$0.70	$0.55	$1.20	$0.96

Shares used for computing diluted earnings per share	83,084	89,191	83,227	89,312

Table #3	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of consolidated gross profit to
Non-GAAP consolidated gross profit (1)	2015	2014	2015	2014

Consolidated gross profit	$140,847	$120,415	$254,709	$221,866
Impact of acquisitions related amortization (1)	5,798	5,160	11,263	10,240
Non-GAAP consolidated gross profit	$146,645	$125,575	$265,972	$232,106
Non-GAAP consolidated gross profit margin	26.7%	25.7%	25.4%	24.7%

Table #4	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of consolidated operating income to
Non-GAAP consolidated operating income (1)	2015	2014	2015	2014

Consolidated operating income	$97,181	$79,906	$166,310	$141,138
Impact of acquisitions related amortization (1)	5,858	5,227	11,384	10,374
Non-GAAP consolidated operating income	$103,039	$85,133	$177,694	$151,512
Non-GAAP consolidated operating margin	18.8%	17.4%	17.0%	16.1%

_________________________________________________

(1) Management believes that investors' understanding of our performance is enhanced by disclosing adjusted measures as the reported amounts, adjusted to exclude certain significant items and acquisition-related amortization. Non-GAAP net income, Non-GAAP diluted earnings per common share, Non-GAAP consolidated gross profit and Non-GAAP consolidated operating income measures are not, and should not be viewed as substitutes for U.S. generally accepted accounting principles (GAAP) net income, its components and diluted earnings per share.

(2) Amounts may not add due to rounding.

VCA Inc.
Supplemental Operating Data (cont)
(Unaudited - In thousands, except per share amounts)

			As of
Table #5			June 30, 2015	December 31, 2014
Selected consolidated balance sheet data
Debt:
Senior term notes			$600,000	$600,000
Revolving credit			196,000	135,000
Other debt and capital leases			57,261	59,768
Total debt			$853,261	$794,768

	Three Months Ended June 30,		Six Months Ended June 30,
Table #6
Selected expense data	2015	2014	2015	2014

Rent expense	$18,841	$16,879	$37,621	$33,808

Depreciation and amortization included
in direct costs:
Animal hospital	$16,381	$14,955	$32,343	$29,529
Laboratory	2,676	2,543	5,151	5,059
All other	963	1,671	1,903	3,402
Intercompany	(530)	(473)	(1,053)	(938)
	$19,490	$18,696	$38,344	$37,052
Depreciation and amortization included in selling,
general and administrative expense	876	1,334	1,819	2,745
Total depreciation and amortization	$20,366	$20,030	$40,163	$39,797

Share-based compensation included in direct costs:
Laboratory	$163	$133	$324	$283

Share-based compensation included in
selling, general and administrative expense:
Animal hospital	673	424	1,337	941
Laboratory	376	352	742	733
All other	198	191	400	373
Corporate	2,727	2,927	5,466	6,241
	3,974	3,894	7,945	8,288
Total share-based compensation	$4,137	$4,027	$8,269	$8,571

CONTACT:
VCA Inc.
Tomas Fuller
Chief Financial Officer
(310) 571-6505